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                                                                      Exhibit 99


For Immediate Release                   For Further Information Contact:
Tuesday, September 5, 2000              Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101


                   VINTAGE PETROLEUM ANNOUNCES THE PURCHASE
                    OF PROPERTIES IN ARGENTINA'S CUYO BASIN


     Tulsa, Oklahoma - Vintage Petroleum, Inc. announced today that it has closed the purchase of an interest in two concessions in the Cuyo Basin covering approximately 104,000 acres in the Mendoza Province of Argentina. Vintage purchased 100 percent of the interest formerly held by Perez Companc for $39.6 million, subject to customary post-closing adjustments.

     The properties acquired have current net daily production of 2,000 barrels of 32 degree gravity, light, sweet crude oil and are similar in production and operating characteristics to the company's existing operations in the San Jorge Basin of Argentina. Exploitation activities aimed at increasing production are targeted to begin in the second quarter of 2001.

     "This acquisition marks Vintage's entry as an operator into the western basins of Argentina and is consistent with our long-term objective of expanding the company's presence in Argentina. We plan to apply to the new properties 3-D seismic-driven development drilling and cost reduction strategies that have proven successful for us in the San Jorge Basin in Argentina and the United States," said S. Craig George, CEO.

                                     -More-
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Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address operating and financial targets, estimates of capital expenditures, future production, costs, NYMEX reference prices, realized prices, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma and its common shares are traded on the New York Stock Exchange under the symbol VPI.